Exhibit 10.2

POST HOLDINGS, INC.
NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AGREEMENT

POST HOLDINGS, INC. (the “Company”), hereby grants to the individual named below (the “Grantee”) an award of restricted stock units (the “Restricted Stock Units”) set forth below, effective on the Date of Grant set forth below, subject to the Grantee timely executing and delivering to the Company, pursuant to such procedures as the Company will establish from time to time, this Restricted Stock Unit Agreement (this “Agreement”). The Restricted Stock Units shall vest and become payable in Shares according to the vesting schedule described below, subject to earlier termination of the Restricted Stock Units, as provided in this Agreement and the terms and conditions of the Post Holdings, Inc. 2016 Long-Term Incentive Plan (the “Plan”). Capitalized terms used but not defined in this Agreement shall have the same definitions as in the Plan.

Grantee:
Number of Restricted Stock Units:
Date of Grant:
Vesting Schedule:

1.Grant of Restricted Stock Unit Award. Each Restricted Stock Unit represents the right to receive one Share with respect to each Restricted Stock Unit that vests as set forth in the vesting schedule above and in Section 3 (the “Vesting Date”, and the portion of the Restricted Stock Units that vests on such date is hereafter referred to as the “Vested Units”).
2.Stock Ownership Guidelines. The Grantee is expected to reach the requisite ownership in accordance with the Company’s stock ownership guidelines, as such may be in effect from time to time (the “Stock Ownership Guidelines”). The Grantee may not sell, assign, transfer, exchange or otherwise encumber any Shares delivered in respect of the Restricted Stock Units until such time as the Grantee is, and only to the extent it does not cause the Grantee to cease to be, in compliance with applicable Stock Ownership Guidelines. Notwithstanding the foregoing, the Grantee shall be permitted to sell Shares to the extent necessary to satisfy any tax obligations of the Grantee related to the vesting and delivery of Shares in respect of the Restricted Stock Units, subject to the Company’s insider trading policy in effect from time to time.
3.Vesting and Forfeiture.
(a)Time of Vesting. The vesting of Restricted Stock Units on the Vesting Date is, in all cases, subject to the Grantee’s continued service as a Non-Employee Director to the Company (or its Parent, as applicable) through the applicable Vesting Date. All unvested Restricted Stock Units will become Vested Units as of the date of the Grantee’s death, Disability or Retirement, if such events occur prior to the applicable Vesting Dates.
(b)Forfeiture Upon Termination of Service. In the event that the Grantee ceases to be a Non-Employee Director for any reason or no reason, voluntarily or involuntarily, the Grantee shall forfeit all Restricted Stock Units which are not, as of the time of such termination (subject to accelerated vesting as expressly provided in Section 3(a)), Vested Units, and the Grantee shall not be entitled to any payment or other consideration with respect thereto.
4.Settlement of the Vested Units.
(a)    Settlement. Subject to all the terms and conditions set forth in this Agreement and the Plan, the Company shall issue to the Grantee a number of Shares equal to the number of Vested Units no later than sixty (60) days after the applicable Vesting Date.

Version Jan. 2016

(b)    Compliance with Laws. The grant of the Restricted Stock Units and issuance of Shares upon settlement of the Vested Units shall be subject to and in compliance with all applicable requirements of federal, state and foreign law with respect to such securities, other law or regulations and the requirements of any stock exchange or market system upon which the Stock may then be listed. The Company’s inability to obtain permission or other authorization from any relevant regulatory body necessary to the lawful issuance of any Shares subject to the Vested Units shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority was not obtained. As a condition to the settlement of the Vested Units, the Company may require the Grantee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto.
(c)    Registration. Shares issued in settlement of the Vested Units shall be registered in the name of the Grantee. Such Shares may be issued either in certificated or book entry form. In either event, the certificate or book entry account shall bear such restrictive legends or restrictions as the Company, in its sole discretion, shall require.
5.Incorporation of the Plan by Reference. The award of Restricted Stock Units pursuant to this Agreement is granted under, and expressly subject to, the terms and provisions of the Plan, which terms and provisions are incorporated herein by reference. The Grantee hereby acknowledges that a copy of the Plan has been made and remains available to the Grantee.
6.Committee Discretion. This Award has been made pursuant to a determination made by the Committee. Notwithstanding anything to the contrary herein, the Committee shall have the authority as set forth in the Plan.
7.Entire Agreement. This Agreement and the Plan contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations between the parties with respect to the subject matter hereof.
8.Governing Law. To the extent federal law does not otherwise control, this Agreement shall be governed by the laws of the State of Missouri, without giving effect to principles of conflicts of laws. The Grantee shall be solely responsible to seek advice as to the laws of any jurisdiction to which he or she may be subject, and participation by the Grantee in the Plan shall be on the basis of a warranty by the Grantee that he or she may lawfully so participate without the Company being in breach of the laws of any such jurisdiction.
9.Not Assignable or Transferable. Restricted Stock Units shall not be assignable or transferable other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Grantee may request authorization from the Committee to assign his or her rights with respect to the Restricted Stock Units granted herein to a trust or custodianship, the beneficiaries of which may include only the Grantee, the Grantee’s spouse or the Grantee’s lineal descendants (by blood or adoption), and, if the Committee grants such authorization, the Grantee may assign his or her rights accordingly. In the event of any such assignment, such trust or custodianship shall be subject to all the restrictions, obligations, and responsibilities as apply to the Grantee under the Plan and this Agreement and shall be entitled to all the rights of the Grantee under the Plan.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf, and the Grantee has signed this Agreement to evidence his or her acceptance of the terms hereof, all as of the Date of Grant.

Post Holdings, Inc.	Grantee

By:
Name:	[Name]
Title:

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